Exhibit 14

CODE OF ETHICS

AVAX TECHNOLOGIES, INC. and subsidiaries
(As adopted June 14, 2005)

Introduction

        As employees, officers and directors of AVAX Technologies, Inc. and its foreign and domestic subsidiaries (“AVAX”), we frequently encounter a variety of ethical and legal questions. The way we decide these issues should be consistent with AVAX’s basic values and principles. AVAX expects all employees, officers and directors to obey the law and to act ethically — this includes everyone from AVAX’s board members and its chief executive officer to the most recently hired employee. This policy provides general guidance for resolving a variety of ethical and legal questions for AVAX’s employees, officers and directors. Those individuals who work in specialized areas, such as financial reporting, government procurement and regulatory matters, must also comply with additional functional guidelines.

        As our business continues to grow, we find ourselves subject to heightened regulatory scrutiny making adherence to basic corporate policies and general ethical conduct extremely important. Because of the continuing need to reassess and clarify our practices, the contents of this Code of Ethics (“Code”) will be updated as necessary. The Code is in addition to and supplemented by other AVAX policies, guidelines and procedures, including the employee handbook (collectively the “AVAX Policies”), which continue to remain in full effect following the adoption of the Code. It is your responsibility to review the Code and all other AVAX Policies. If you have any questions with regard to the Code or the AVAX Policies, including how the policies affect you and your job at AVAX, you should discuss them with your supervisor or other responsible person.

        This Code is designed to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that AVAX files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the AVAX;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	Accountability for adherence to the Code.

        All employees, officers and directors of AVAX are expected to be familiar with the Code and to adhere to those principles and procedures set forth herein.

Honest and Candid Conduct

        Each employee, officer and director of AVAX owes a duty to the company to act with integrity. Integrity requires, among other things, being honest and candid. Fraud, misrepresentation, and deceit are inconsistent with integrity and are not tolerated at AVAX. Each employee, officer and director must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of information, where required or consistent with the AVAX Policies;

•	Deal fairly with AVAX’s patients, clinical trial sponsors, research partners, suppliers, competitors and employees, avoiding unfair advantage based on manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair dealing practices;

•	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the AVAX Policies; and

•	Adhere to a high standard of business ethics.

Conflicts of Interest

        A “Conflict of Interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of AVAX. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Common types of conflicts of interest include:

        Assisting a Competitor

        An obvious conflict of interest is providing assistance to an organization that markets products and services in competition with AVAX’s current or potential products or service offerings. You may not, without AVAX’s consent, work for such an organization as an employee, a consultant, or as a member of its board of directors or have any financial interest, including stock ownership, in any such organization that might create or give the appearance of a conflict of interest.

        Competing Against AVAX

        Employees should be careful not to become engaged in activities that conflict with AVAX’s business interests. You may not commercially develop or market products or services in competition with AVAX’s current or potential product or service offerings.

        Use of AVAX’s Time and Assets

        You may not perform outside, non-AVAX work or solicit such business on AVAX premises or while working on AVAX time, including time you are given with pay to handle personal matters or while on a paid leave. Also, you are not permitted to use AVAX equipment, telephones, public folders, networks, software, materials, resources or proprietary information for any outside work, particularly when it is for your financial gain.

        Your service to AVAX should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided. Keep in mind that anything that would present a conflict of interest for an employee, officer or director would likely also present a conflict of interest if it is related to a member of his or her family.

        Employees, officers and directors should not usurp the business opportunities of AVAX. No employee, officer or director may (a) take for himself or herself personally opportunities that are discovered through the use of AVAX’s property, information or position, or (b) use AVAX property, information or position for personal gain. Employees, officers and directors owe a duty to AVAX to advance its legitimate interests when the opportunity to do so arises.

        In addition, no officer or director may (unless expressly waived or approved in accordance with this Code):

•	Accept any personal loan or guarantee of obligations from AVAX, except to the extent such arrangements are legally permissible; or

•	Conduct business on behalf of AVAX with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home, whether or not legal relatives, other than employment of family members by the company, which employment arrangements are reported to the audit committee or compensation committee, as appropriate, from time to time.

Disclosure

        Each employee, officer and director involved in AVAX’s disclosure process including the chief executive officer and principal financial and accounting officers (the “Principal Executive Officers”) is required to be familiar with and comply with AVAX’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility. This compliance is required so that AVAX’s public reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) or NASDAQ or any stock exchange comply in all material respects with the applicable laws and regulations. In addition, each person having direct or supervisory authority regarding SEC filings or other public communications concerning AVAX’s business should, to the extent appropriate, consult with other officers and employees (and take other appropriate steps) to ensure full, fair, accurate, timely and understandable disclosure is made.

        Each employee, officer and director who is involved in AVAX’s disclosure process, including the Principal Executive Officers, must:

•	Familiarize himself or herself with the disclosure requirements applicable to AVAX as well as the business and financial operations of the company;

•	Not knowingly misrepresent, or cause others to misrepresent, facts about AVAX to others, whether within or outside the company, including to AVAX’s independent auditors, governmental regulators and self-regulatory associations; and

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

Compliance

        It is AVAX’s policy to comply with applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

        In the course of your employment with AVAX, you may become aware of information about AVAX or other companies that has not been made public. The use of such nonpublic or “inside” information about AVAX or another company for your own financial benefit is not only unethical, but also may be a violation of law. U.S. law prohibits insider trading and deceptive practices in stocks and securities; these prohibitions may apply outside the United States. AVAX will not tolerate the improper use of inside information (for more information see “Trading in AVAX Stock” below).

        This Code of Ethics reflects general principles to help guide employees in making ethical decisions and cannot and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts AVAX from taking any disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document. This Code is not intended to create any expressed or implied contract with any employee or third party. In particular, noting in this document creates any employment contract between AVAX and any of its Employees.

Reporting Violations

        AVAX’s audit committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any employee, officer or director who becomes aware of any existing or potential violations of this Code should notify its appropriate Code of Ethics Contact Person. For officers and directors, the Code of Ethics Contact Person is any member of AVAX’s audit committee. For employees of the AVAX, the initial Code of Ethics Contact Person is his or her applicable supervisor. If an employee is not comfortable making the disclosure to his or her supervisor or if the violation involves such supervisor, the employee may contact Richard P. Rainey, AVAX’s President, at the company’s home office. Disclosures may be sent to Mr. Rainey anonymously by letter or facsimile. An employee may also report serious violations to any member of AVAX’s audit committee, if warranted by the circumstances of the particular violation. If an employee, officer or director is unsure of whether a situation violates this Code, he or she should discuss the situation with the proper Code of Ethics Contact Person to prevent possible misunderstandings or embarrassment at a later date.

        Pursuant to this Code, each employee, officer and director must:

•	Notify the Code of Ethics Contact Person promptly of any existing or potential violation of the Code;

•	Not retaliate against any other employee, officer or director for reports of potential violations that are made in good faith.

        AVAX will handle all inquiries discreetly and make every effort to maintain, within the limits allowed by the law, the confidentiality of anyone requesting guidance or reporting a possible violation. In addition, federal laws and regulations applicable to AVAX make it illegal for the company or its employees, officers and directors to retaliate against persons making disclosures of potential violations of law. AVAX will protect all employees, officers and directors making disclosures of violations from such retaliation.

        The audit committee (or other appropriate supervisory officer in the case of employee violations) will take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, AVAX will take such disciplinary or preventative action it deems appropriate, after consultation with its legal counsel.

Confidentiality

        Confidential Information means internal communications, business plans, and undisclosed financial information, information about our customers, information about our patients and trade secrets of the company. It also means all nonpublic information that might be of use to competitors or harmful to AVAX or our customers or patients, if disclosed. It includes, but is not limited to, research, design, development, installation, purchasing, accounting, marketing, selling, servicing, finance, business systems, business practices, documentation, methodology, procedures, manuals (both internal and user), program listings, source codes, working papers, customer lists, marketing and sales materials not otherwise available to the general public, clinical trial results, sales activity information, computer programs and software, compensation plans, performance evaluations, all other customer related data, and all other nonpublic information of AVAX, its employees, customers and patients.

        As an employee, officer or director of AVAX, you have access to Confidential Information. You must at all times maintain the confidentiality of all information entrusted to you, except when disclosure is authorized or legally mandated.

        Inadvertent Disclosure

        The unintentional disclosure of Confidential Information can be just as harmful as intentional disclosure.

        To avoid unintentional disclosure, never discuss with any unauthorized person Confidential Information that has not been made public by AVAX. This information includes unannounced business plans, prices, earnings, procurement plans, research results, etc. Furthermore, you should not discuss Confidential Information even with authorized AVAX employees if you are in the presence of others who are not authorized — for example, at an industry event or in a public area such as an elevator or an airplane. This also applies to discussions with family members or with friends, who might innocently or inadvertently pass the information on to someone else.

        Direct Requests for Information

        If someone outside the company asks you questions about AVAX or its business activities, either directly or through another person, do not attempt to answer them unless you are certain you are authorized to do so. If you are not authorized, refer the person to the appropriate source within the company. Industry analysts, including security analysts and investors, should be referred to the company’s chief executive officer. Under no circumstances should you continue contact without guidance from AVAX. If you receive a request for information or to conduct an interview from an attorney, an investigator, or any law enforcement officer, and it concerns AVAX business, you should refer the request to AVAX’s President, Richard P. Rainey. Similarly, unless you have been authorized to talk to reporters, or to anyone else writing about or otherwise covering the company or the industry, direct the person to the company’s chief executive.

        Disclosure and Use of Confidential Information

        Besides your obligation not to disclose any AVAX Confidential Information to anyone outside the company, you are also required as an employee to use such information only in connection with AVAX’s business. These obligations apply whether or not you developed the information yourself.

        It is inappropriate, under any circumstances, to forward company materials outside of AVAX unless authorized to do so. This includes forwarding internal e-mails and posting to external websites or chat boards.

        This policy also applies to our customers’ and patients’ information. It is a clear violation of policy to grant unauthorized access to, manipulation of, or share customers’ or patients’ information.

        Trading in AVAX Stock

        Employees, officers and directors, and members of their immediate families or households, may not trade in or recommend AVAX stock based on inside information, or encourage others to trade AVAX’s stock, or the stock of a company whose inside information is acquired as a direct result of being a AVAX employee. “Insider Trading” is the purchase or sale of a security while in possession of material, nonpublic information about the issuer of the security. Insider Trading, as well as “tipping,” which is communicating material nonpublic information to anyone who might use it to purchase or sell securities, are illegal under both U.S. federal and state securities laws. Violation of U.S. securities laws may result in both criminal and civil penalties, ranging from monetary fees to incarceration. When in doubt, information obtained as an employee, officer or director of AVAX should be presumed to be material and nonpublic.

        All employees, officers and directors are prohibited from trading in AVAX stock during any “blackout” period announced by AVAX. Officers and directors of AVAX are also prohibited from trading in AVAX stock during any period in which participants in AVAX’s retirement plans cannot engage in similar transactions.

        In addition to the foregoing, each employee, officer and director is expected to comply with AVAX’s separate, more detailed Insider Trading Policy.

        Leaving AVAX

        The obligation to maintain and protect Confidential Information continues even after the end of employment with the company or service on AVAX’s board of directors.

Protection of Company Assets

        All employees, officers and directors should protect the assets of AVAX and ensure their efficient use. Theft, carelessness and waste have a direct impact on the company’s profitability. All company assets should be used only for legitimate business purposes.

Bribes, Gifts and Entertainment

        Under no circumstances should any employee, officer or director of AVAX ever offer or accept a bribe, for any reason whatsoever.

        Gifts offered to or exchanged by employees of different companies vary widely. They can range from widely distributed advertising novelties of nominal value, which you may give or accept, to bribes, which you unquestionably may not give or accept.

        You may pay for or accept customary business amenities such as meals, provided the expenses involved are kept at a reasonable level and are not prohibited by law or known client business practice.

        If you are offered money or a gift of more than nominal value, or if either arrives at your home or office, tell your supervisor immediately. Appropriate arrangements will be made to return or dispose of what has been received, and the supplier or client will be reminded of AVAX’s policy.

        Relationships with Government Employees

        What is acceptable practice in the commercial business environment, such as providing education, transportation, entertainment or other things of value, may be entirely unacceptable, and may even violate certain U.S., French or other federal, state or local laws and regulations, in dealings with government employees or those who act on the government’s behalf. Therefore, you must be aware of and adhere to the relevant laws and regulations governing relations between government clients and suppliers.

Waivers of this Code of Ethics

        Any amendment or waiver, including an implicit waiver, of this Code for the chief executive officer or other principal financial or accounting officer may be made only by resolution of AVAX’s independent directors or audit committee and will be promptly disclosed as required by law. The provisions of this Code may be waived for any other officer or director by resolution of AVAX’s audit committee.

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